EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-89265 pertaining to the PepsiCo 401(k) Plan (currently known as The PepsiCo 401(k) Plan for Salaried Employees) and No. 333-76196 pertaining to The PepsiCo 401 (k) Plan for Salaried Employees of PepsiCo, Inc. on Form S-8 of our report dated June 22, 2004, on our audit of the financial statements of The PepsiCo 401(k) Plan for Salaried Employees as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and related supplemental schedule, which report is incorporated by reference in this Annual Report on Form 11-K.

/s/    KPMG LLP

New York, New York

June 22, 2004